UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 28, 2013

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV		89502
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.02       Termination of a Material Definitive Agreement

On February 9, 2011, Altairnano, Inc. (the "Company") entered into a contract with Inversiones Energeticas S.A. de C.V. (“INE”) in El Salvador to supply a ten megawatt ALTI-ESS energy storage system, which would provide frequency regulation services for the electric grid. Under the contract, the Company could not commence work until INE issued a “Notice to Proceed” to the Company. In turn, the issuance of INE’s Notice to Proceed was contingent on certain technical and commercial regulatory approvals, first from the Unidad Transacciones (“UT”), which oversees the transmission market in El Salvador, and then from the Superintendencia General de Electrcidad y Telecomunicaciones (“SIGET”), which sets the criteria for operating the wholesale electricity market.

Shortly after the execution of the Contract the Company was notified on April 11, 2011, that INE was exercising its right to cancel the contract. According to its termination letter, INE stated that its decision was based on the notice that it had received from SIGET, who questioned the short term feasibility of the project. The Company disclosed the first termination of its contract with INE on April 15, 2011.

On June 7, 2011, INE then granted the Company a 90 day extension of the contract. INE noted that its letter, dated April 11, 2011, was not intended to effect a termination of the contract, but instead provide notice of its initial failure to obtain regulatory approval, which would automatically trigger a termination of the contract, if the issue were not resolved within 120 days. Since that time, the Company and INE have entered into multiple contract extensions to provide INE with additional time to secure the necessary regulatory approvals from both the UT and SIGET. The most recent contract extension was filed on March 5, 2013, and the Company commenced discussions with INE about another contract extension in April 2013.

To support INE’s ongoing discussions with the UT and SIGET, the Company worked with INE to develop technical models, which illustrated the potential impact that a ten megawatt ALTI-ESS system could have had on the El Salvadoran electric grid. In October 2012, the UT issued a favorable report about the use of the Company’s ALTI-ESS system based on their review of this modeling work.

 In mid-May, 2013, the Company met with INE in El Salvador to discuss the status of the project and its discussions with the UT. Our contract with INE was due to expire unless extended, and INE noted its intent to move forward with an additional extension. However, in a letter dated, May 28, 2013, INE notified the Company of its decision not to extend the contract. INE cited two reasons for its decision. First, INE noted its belief that the proposed battery system would be too large for the El Salvadoran electrical grid. Second, INE noted that, notwithstanding models suggesting otherwise, the UT did not yet view the proposed system as being economically viable for various market participants.

 In its May 28, 2013 letter to the Company and in a subsequent discussion, INE noted its continued interest in using our system. Accordingly, the Company will continue its discussions with INE, UT, SIGET and the U.S. Commercial Service to assess the situation and any potential alternatives, including the use of a resized system. Given the regulatory challenges associated with this contract since inception, the Company has never included the potential revenue associated with the INE contract in its backlog of orders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: June 4, 2013	By	/s/ Stephen B. Huang
Stephen B. Huang, Chief Financial Officer

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